SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

GREEN ST. ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Green Street, Tehachapi, California            93561
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (310) 556-9688

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   –              Entry Into a Material Definitive Agreement.

On February 12, 2009, the Issuer (the “Company”) entered into an Exclusive Option to Purchase Unimproved Land with The Nacelle Corporation (the “Agreement”).  Pursuant to the terms of the Agreement, the Company obtained a three (3) year option to purchase 4,840 acres of unimproved property in Tehachapi, California (the “Property”).  In consideration for the option to purchase the Property, the Company issued a three (3) year $16 million convertible debenture which will earn interest at a rate of five (5%) percent per annum (the “Debenture”).  The Debenture is convertible into shares of the Company’s common stock six (6) months following its issuance at the fixed conversion price of $0.5517 (subject to customary adjustment) subject to the limitation that the holder may not acquire in excess of 19.99% of the Company’s outstanding common stock at any given time without prior shareholder approval.  In addition to the Debenture, the Company agreed to pay the land owner or its assignees the sum of $260,000.

In the event the Company exercises the option to acquire the Property and the appraised fair market value of the Property as of February 12, 2009 is less than the face value of the Debenture and cash consideration tendered under the Agreement, then in that event, provided the Debenture has not been converted by the Holder, the value of the Debenture will be adjusted to reflect the value of the Property as of February 12, 2009 less the cash consideration paid by the Company in connection with the Agreement.  Should the Company exercise the option the cash consideration and Debenture will be applied toward the purchase price of the Property.

Item 2.03   –              Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02   –              Unregistered Sales of Equity Securities.

See Item 1.01 above

Item 9.01   –              Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.01	Form of Exclusive Option to Purchase Unimproved Land
10.02	Form of 5% three (3) year Convertible Debenture Issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Green St. Energy
(Registrant)

By __/s/ Jeffrey Figlewicz
Jeffrey Figlewicz
Corporate Secretary

Dated: February 19, 2009